Exhibit 107

Calculation of Filing Fee Tables

Form SF-1

(Form Type)

CenterPoint Energy Houston Electric, LLC	CenterPoint Energy Restoration Bond Company III, LLC
(Exact Name of Registrant, Sponsor and Depositor as Specified in its Charter)	(Exact Name of Registrant and Issuing Entity as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rate	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)
Fees to Be Paid	Asset-Backed Securities	Series 2026-A Senior Secured System Restoration Bonds	457(o)	$ 1,174,966,000	100%	$ 1,174,966,000	0.00013810	$ 162,262.80
	Total Offering Amounts					$ 1,174,966,000		$ 162,262.80
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$ 162,262.80

(1)         Estimated solely for the purpose of calculating the registration fee.